EX 23.15

Consent of Independent Accounting Firm

June 27, 2024

United States Securities and Exchange Commission

Dear Sirs / Mesdames:

Re: Consolidated Uranium Inc.

We consent to the incorporation by reference into the registration statements (Nos. 333-205182, 333-217098, 333-226654, 333-254559, 333-194900 and 333-278611) on Form S-8 and registration statements (Nos. 333-253666, 333-226878 and 333-278193) on Form S-3 of Energy Fuels Inc. (the “Company”) of our report dated May 1, 2023, with respect to the December 31, 2022 and 2021 consolidated financial statements of Consolidated Uranium Inc. which are included in this Amendment No. 1 to the Annual Report on Form 10-K of the Company being filed with the United States Securities and Exchange Commission.

Yours very truly,

McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants